Vantage Drilling Company Reports Third Quarter 2012 Results and Provides Fleet Update

HOUSTON, TX--(MARKET WIRE)-November 9, 2012 -- Vantage Drilling Company ("Vantage") (NYSE MKT: VTG) reports a net income for the three months ended September 30, 2012 of $2.0 million or $0.01 per diluted share, excluding approximately $2.5 million of charges for the early retirement of debt, as compared to a net loss of $11.9 million or ($0.04) per diluted share for the three months ended September 30, 2011. Including the charges for the early retirement of debt, Vantage reported a loss of $538,000 or $0.00 per diluted share for the three months ended September 30, 2012.

For the nine months ended September 30, 2012, Vantage reports a net loss of $9.2 million or ($0.03) per diluted shares, excluding approximately $2.5 million of charges for the early retirement of debt as compared to a net loss of $45.4 million or ($0.16) per diluted shares, excluding approximately $25.2 million of charges for the early retirement of debt for the nine months ended September 30, 2011. Including the charges for early retirement of debt, the company reported net losses of $11.7 million or ($0.04) per diluted share and $70.6 million or ($.24) per diluted share respectively for the nine months ended September 30, 2012 and 2011.

Paul Bragg, Chairman and Chief Executive Officer, commented, "We are pleased to announce another strong quarter from operations, with the fleet including the jackups and the Platinum Explorer achieving utilization in excess of 98%."

Titanium Explorer Update

The Titanium Explorer, which was acquired in April 2012, mobilized to the United States Gulf of Mexico, to commence an eight year contract. Acceptance testing with our customer was interrupted during the third quarter by Hurricane Isaac, which necessitated our sailing out of harm's way and further disrupted the supply chain and vendor access to the Titanium Explorer for more than a week. Most of the testing protocol has now been completed successfully, including third party certification of the BOP. The functional tests of the BOP in deepwater were unfortunately interrupted by operational issues of the customer-supplied ROV. The ROV cameras and robotics are essential to complete the seafloor testing of the equipment. We lost approximately ten days of testing associated with the ROV issues. During the testing delays, we noted an engine issue aboard the Titanium Explorer. After consultation with the engine manufacturer, we decided that it would be prudent to not only repair the problem, but to undertake a preventative upgrade recommended by the manufacturer to all six primary engines onboard. The repair and upgrade is being conducted currently and is expected to be completed in the third week of November. Following this, we will return to deepwater to recommence acceptance testing. We expect to commence operations under the drilling contract in December. "We are clearly disappointed by the disruptions and delays we have encountered commencing operations for the Titanium Explorer, but we believe we are very close to a successful commencement of our contract. The crew and support team has done an outstanding job preparing the Titanium Explorer and dealing with the adversities encountered," commented Mr. Bragg.

Jackup Fleet Update

Vantage, together with our customer for the Topaz Driller in Malaysia, has agreed to modify the terms of their contract in order for the Topaz Driller to perform a one-year drilling program in Indonesia. The original contract was for two wells in Malaysia plus a one well option. Under the modified terms, Vantage and the customer's Indonesian affiliate have entered into a new one-year contract for a drilling program in Indonesia at an increased rate. Additionally, the Indonesian affiliate will be granted three options for six months each. Upon completion of the Indonesian contract, the customer is anticipated to generate revenue of approximately $57 million.

The Emerald Driller has received a letter of award for a two year contract from its customer in Thailand. The contract will commence in continuity with the Emerald Driller's current contract, which we estimate will be completed in June 2013. Estimated revenues to be generated over the initial two year term of the contract are approximately $114 million.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and two ultra-deepwater drillships, the Platinum Explorer and the Titanium Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700
Vantage Drilling Company
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Contract drilling services	$ 105,521	$ 89,916	$ 310,202	$ 274,646
Management fees	966	3,285	4,644	10,499
Reimbursables	5,047	25,367	33,662	79,148
Total revenues	111,534	118,568	348,508	364,293
Operating costs and expenses
Operating costs	52,004	69,644	171,358	212,468
General and administrative	6,622	6,219	18,586	20,469
Depreciation	16,575	15,988	49,519	48,126
Total operating costs and expenses	75,201	91,851	239,463	281,063
Income from operations	36,333	26,717	109,045	83,230
Other income (expense)
Interest income	15	7	48	68
Interest expense and other financing charges	(31,583)	(37,074)	(104,518)	(117,966)
Loss on debt extinguishment	(2,528)	-	(2,528)	(25,196)
Other, net	(61)	455	800	1,913
Total other income (expense)	(34,157)	(36,612)	(106,198)	(141,181)
Income (loss) before income taxes	2,176	(9,895)	2,847	(57,951)
Income tax provision	2,714	1,986	14,541	12,654
Net loss	$ (538)	$ (11,881)	$ 11,694)	$ (70,605)

Loss per share
Basic	$ 0.00	$ (0.04)	$ 0.04)	$ (0.24)
Diluted	$ 0.00	$ (0.04)	$ 0.04)	$ (0.24)

Vantage Drilling Company
Consolidated Balance Sheet
(In thousands, except par value information)

	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 62,476	$ 110,031
Restricted cash	5,878	7,028
Trade receivables	76,627	100,908
Inventory	34,323	24,376
Prepaid expenses and other current assets	12,374	16,909
Total current assets	191,678	259,252
Property and equipment
Property and equipment	2,850,707	1,913,596
Accumulated depreciation	(157,318)	(108,521)
Property and equipment, net	2,693,389	1,805,075
Other assets
Other assets	82,297	58,173
Total assets	$ 2,967,364	$ 2,122,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 60,452	$ 46,362
Accrued liabilities	69,419	103,809
Total current liabilities	129,871	150,171
Long-term debt, net of premium (discount) of $19,563 and ($38,572)	2,129,563	1,246,428
Other long-term liabilities	14,750	29,755
Commitments and contingencies	-	-
Shareholders' equity
Preferred shares, $0.001 par value, 10,000 shares authorized; none issued or outstanding	-	-
Ordinary shares, $0.001 par value, 500,000 shares authorized; 294,130 and 291,241 shares issued and outstanding	294	291
Additional paid-in capital	869,227	860,502
Accumulated deficit	(176,341)	(164,647)
Total shareholders' equity	693,180	696,146
Total liabilities and shareholders' equity	$ 2,967,364	$ 2,122,500

Vantage Drilling Company
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (11,694)	$ (70,605)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	49,519	48,126
Amortization of debt financing costs	12,617	6,269
Non-cash loss on debt extinguishment	2,528	3,532
Share-based compensation expense	5,808	4,044
Accretion of long-term debt	-	2,582
Amortization of debt discount (premium)	(3,473)	7,374
Deferred income tax expense	2,978	123
(Gain) / loss on disposal of assets	502	(86)
Changes in operating assets and liabilities:
Restricted cash	1,150	22,243
Trade receivables	(9,382)	(68,633)
Inventory	(9,948)	(2,566)
Prepaid expenses and other current assets	1,509	6,393
Other assets	2,074	(456)
Accounts payable	14,090	4,772
Accrued liabilities	(105,126)	(38,080)
Net cash used in operating activities	(46,848)	(74,968)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(848,939)	(126,695)
Proceeds from sale of property and equipment	-	301
Net cash used in investing activities	(848,939)	(126,394)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior secured notes, including issue premiums of $62,000 and $15,750	837,000	240,750
Proceeds from the issuance of senior convertible notes	50,000	-
Repayment of long-term debt	-	(109,716)
Debt issuance costs	(38,768)	(12,927)
Net cash provided by financing activities	848,232	118,107
Net decrease in cash and cash equivalents	(47,555)	(83,255)
Cash and cash equivalents-beginning of period	110,031	120,443
Cash and cash equivalents-end of period	$ 62,476	$ 37,188